Exhibit 99.1

Press Release

Chelsea Therapeutics Reports Second Quarter 2011 Results

•	Northera™ (droxidopa) New Drug Application for the Treatment of Symptomatic Neurogenic Orthostatic Hypotension On Track for Submission In Third Quarter 2011

•	Unblinded Interim Efficacy Data from CH-4051 Phase II Trial in Rheumatoid Arthritis Expected in September 2011

•	Company to Host Conference Call at 4:30 PM EDT

Charlotte, NC, July 26, 2011 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) today reported financial results for the second quarter 2011 and presented a quarterly update on the Company’s development progress. Chelsea’s management team will host a conference call this afternoon at 4:30 PM EDT to discuss these results.

Recent Highlights:

•	Reported significant benefit of droxidopa in rapidly improving symptoms of adult attention deficit hyperactivity disorder in investigator-led Phase II study

•	Completed Northera dedicated thorough QTc study showing no cardiac safety concerns including no prolongation of QTc interval

•	Opened enrollment in 3.0 mg dose arms of CH-4051 Phase II trial in rheumatoid arthritis after review of data from 0.3 mg and 1.0 mg arms confirmed safety

•

Presented new data from Northera Study 306A highlighting the reduction of falls associated with Northera treatment in patients with neurogenic orthostatic hypotension (NOH) associated with Parkinson’s disease (PD) during MDS 15th International Congress of Parkinson’s Disease and Movement Disorders

“During the second quarter of 2011, we made significant advancements toward our near-term objectives of completing our new drug application for Northera and reporting the first efficacy data for our novel-antifolate, CH-4051, in rheumatoid arthritis,” commented Dr. Simon Pedder, president and CEO of Chelsea. “Having completed our QTc study ahead of schedule and having completed enrollment for our interim RA analysis, we look forward to achieving both of these goals later this quarter.”

Financial Results for the Second Quarter

Chelsea reported a net loss for the quarter ended June 30, 2011 of $13.3 million or ($0.21) per share versus a net loss of $9.9 million or ($0.25) per share for the same period in 2010. For the first six months of 2011, Chelsea reported a net loss of $27.1 million or ($0.46) per share compared to a net loss of $16.2 million or ($0.43) per share for the first half of 2010.

Research and development (R&D) expenses for the second quarter 2011 were $10.7 million, compared to $8.4 million for the same period in 2010. The increase in R&D expense during the second quarter reflects increases in costs associated with the planned commercialization of Northera and included approximately $1.6 million related to the manufacturing and process validation of commercial drug product, $1.3 million related to the completion of a dedicated QTc study to support the application for marketing approval in the U.S. and approximately $0.9 million related to the preparation of the Northera new drug application (NDA). An overall decrease of approximately $2.0 million year-over-year in clinical trial expenses was further offset by the initiation of medical affairs planning that accounted for approximately $0.9 million during the quarter.

For the six months ended June 30, 2011, research and development expenses were $22.1 million versus $13.3 million for the comparable prior-year period. Similar to R&D expense for the quarter, R&D expense for the first half of 2011 was primarily driven by increased costs associated with the planned registration and anticipated launch of Northera in the first half of 2012 including approximately $3.8 million related to the manufacture of commercial drug product, $2.6 million related to the Northera QTc study and $0.9 million related to the implementation of a medical affairs program.

Selling, general and administrative (SG&A) expenses of $2.6 million for the three months ended June 30, 2011 increased from $1.6 million for the same period in 2010. This increase in SG&A is primarily related to increased compensation and related expenses as well as increases in market research, promotional activities such as conference sponsorships and presentations, and legal expenses related to our intellectual property. Similarly, for the six months ended June 30, 2011, SG&A expenses of $5.1 million reflect an increase from $3.0 million for the prior-year period reflecting an increase in compensation and related expenses to support the planned commercialization of Northera as well as an overall increase in costs associated with implementing pre-launch sales and marketing initiatives.

Chelsea ended the quarter with $67.1 million in cash, cash equivalents and short-term investments compared to $47.6 million at December 31, 2010.

2011 Financial Guidance

Chelsea anticipates 2011 R&D expense to remain near current levels with full year R&D expenses of approximately $47 million and SG&A expenses continuing to ramp through commercialization with a 2011 total of approximately $17 million. The Company anticipates that available cash, cash equivalents and short-term investments should fund the company’s current development programs and launch initiatives through anticipated commercialization of Northera in the second quarter of 2012.

Conference Call Today at 4:30 PM EDT

Chelsea will discuss its second quarter results and provide an update on its clinical development programs in a conference call today at 4:30 PM Eastern Time. Interested investors may participate in the conference call by dialing 877-638-9567 (domestic) or 720-545-0009 (international). A replay will be available for one week following the call by dialing 855-859-2056 for domestic participants or 404-537-3406 for international participants and entering passcode 84867259 when prompted. Participants may also access both the live and archived webcast of the conference call on Chelsea’s web site at www.chelseatherapeutics.com.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Droxidopa, is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

CHELSEA THERAPEUTICS INTERNATIONAL, LTD. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010

Operating expenses:
Research and development	$10,681,032	$8,394,276	$22,139,974	$13,274,749
Sales and marketing	1,324,217	508,420	2,435,347	918,967
General and administrative	1,317,454	1,088,171	2,650,170	2,063,758

Total operating expenses	13,322,703	9,990,867	27,225,491	16,257,474

Operating loss	(13,322,703)	(9,990,867)	(27,225,491)	(16,257,474)
Interest income	51,316	101,923	85,898	169,474
Interest expense	—	(35,381)	—	(68,334)

Net loss	$(13,271,387)	$(9,924,325)	$(27,139,593)	$(16,156,334)

Net loss per basic and diluted share of common stock	$(0.21)	$(0.25)	$(0.46)	$(0.43)

Weighted average number of basic and diluted common shares outstanding	61,847,065	40,200,406	58,373,101	37,831,345

CHELSEA THERAPEUTICS INTERNATIONAL, LTD. AND SUBSIDIARY

Condensed Consolidated Balance Sheet Data

(unaudited)

	June 30, 2011	December 31, 2010
	(in thousands)
Cash and cash equivalents	$10,967	47,593
Short-term investments	56,145	—
Total assets	68,250	48,374
Total liabilities	12,682	13,186
Deficit accumulated during the development stage	(160,013)	(132,873)
Stockholders’ equity	55,567	35,188

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include our need to raise operating capital, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates Droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing and reliance on key personnel including specifically Dr. Pedder. We refer you to documents we file from time to time with the Securities and Exchange Commission.

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Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill & Knowlton
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hillandknowlton.com

Nick Riehle
Chelsea Therapeutics
704-973-4201
Riehle@chelseatherapeutics.com